Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary Name	Jurisdiction of Incorporation or Organization
Global Election Services, Inc.	Delaware
GAHI Acquisition Corp.	Delaware
Fortis Industria, LLC	Delaware